Exhibit 10.1

As adopted by the Board of Directors on

October 28, 2013

NON-AFFILIATED DIRECTOR COMPENSATION PROGRAM

AND

STOCK OWNERSHIP GUIDELINES

Non-Affiliated Director	For purposes of this program, a “Non-Affiliated Director” is any director of the Company that is not also an employee of the Company or any of its subsidiaries.
Cash Compensation

Annual Retainers:

•                 Board Member

$90,000

•                 Chair of the Audit Committee

$33,000

•                 Chair of the Compensation Committee

$22,000

•                 Chair of the Nominating and Corporate Governance Committee

$16,500

•                 Audit Committee Member (other than the Chair)

$11,000

•                 Compensation Committee Member (other than the Chair)

$5,500

•                 Nominating and Corporate Governance Committee Member (other than the Chair)

$5,500

Special Assignment Fees

•                 Per day for special assignments required in connection with board duties (including, without limitation, litigation-related matters, but excluding days on which a director is required to travel to attend meetings)

$5,500

Payment Terms

•                 All cash retainers will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

•                 Special Assignment Fees will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

•                 Fees will be prorated for partial years of service, with partial months of service credited for full months.

Restricted Stock Units

New Appointment/Election RSU Grant

•                 Each newly elected or appointed Non-Affiliated Director will receive a grant of RSUs with a grant date value of $250,000 (the exact number of RSUs to be determined by dividing $250,000 by the NASDAQ National Market closing price of the Company’s stock on the date of grant) upon initial election or appointment to the Board.  If a Non-Affiliated Director is newly elected or appointed at any time other than at the Board meeting immediately following the annual meeting of shareholders, then the $250,000 grant date value will be pro-rated.

Annual RSU Grant

•                 Each Non-Affiliated Director will receive an annual grant of RSUs with a grant date value of $250,000 (the exact number of RSUs to be determined by dividing $250,000 by the NASDAQ National Market closing price of the Company’s stock on the date of grant) upon re-election to the Board.

Grant Date

•                 RSU grants will be made three business days following the date of the Board meeting at which such grants are approved.

Vesting

•                 All RSUs will vest ratably on a quarterly basis over the one-year period from the date of grant.

•                 A director must be in continuous active service on each applicable vesting date.

•                 Vesting will accelerate on the date of a director’s cessation of service due to death or Disability.

Change of Control

•                 In the event that the director ceases to serve as a member of the Board of Directors pursuant to the terms of any business combination or similar transaction involving the Company, the RSUs will immediately vest as of the date on which the business combination or similar transaction is consummated.

Dividend Equivalents

•                 To the extent dividends are paid on the Company’s common stock, dividend equivalents will be paid on RSUs, no later than the 45th date following the last date of the Company’s fiscal year in which the dividends are paid.

Award Agreement

•                 RSUs will be granted pursuant to the Company’s 2008 Incentive Plan and will be subject to the terms of the applicable Non-Affiliated Director stock RSU agreement as in effect at the time of grant.

Expenses	Directors receive reimbursement of business and travel expenses from time to time in accordance with Company policy.
Other Benefits	As determined by the Board from time-to-time.
Affiliated Directors	Directors who are employees of the Company or any of its subsidiaries will not be entitled to compensation as a director.
Plan Administration	The human resources and the legal departments will administer the Non-Affiliated Directors’ compensation program.
Non-Affiliated Director Stock Ownership Guidelines

•                                         Each Non-Affiliated Director is required, within four years following his or her first election to the Board, to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) shares of the Company’s common stock (including any restricted shares of common stock or restricted share units payable in shares of the Company’s common stock) having an aggregate value at least equal to five times the amount of the annual cash Board retainer that we then pay such director for regular service on the Board.

•                                         For purposes of determining compliance with the share ownership guidelines, the aggregate value of the shares owned by the director is  calculated as of January 2nd of each applicable year (or if such date is not a trading date, the next trading date) based on the higher of:

o                the closing price of the Company’s common stock as quoted on the NASDAQ National Market on that day; and

o                the closing price of the Company’s common stock as quoted on the NASDAQ National Market on the date of grant (or if such date is not a trading date, the next trading date), for any shares awarded to the director by the Company, and the actual cost to the director, for any other shares (e.g., with respect to shares acquired through the exercise of stock options, the exercise price).

•                                         Non-Affiliated Directors are subject to these guidelines for as long as they continue to serve on the Board.